Exhibit 4.2

IRREVOCABLE PROXY

WHEREAS, the undersigned is executing this Irrevocable Proxy in connection with that certain Subscription Agreement dated as of March 17, 2004 by and between Jasmines Garden (the “Company”) and certain investors, including the undersigned (the “Agreement”); and

WHEREAS, capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the undersigned, the undersigned, intending to be legally bound, hereby irrevocably constitutes and appoints Yi Bo Sun (“Appointee”) with full power of substitution and revocation, as the undersigned’s true and lawful agent, attorney and proxy, for the undersigned and in the undersigned’s name, place and stead, giving and granting to Appointee all the powers the undersigned would possess if personally present, to vote all shares of common stock, par value $0.001 per share, held by the undersigned (collectively, the “Shares”), in connection with any matters, presented at any or all meetings, regular or special, of any holders of voting securities of the Company, or any adjournments or postponements thereof, in accordance with Appointee’s sole and absolute discretion.

Notwithstanding the foregoing, Appointee shall vote the undersigned’s Shares in favor of any proposal to increase the authorized number of shares of common stock and to create a class of preferred stock on terms and conditions as may be determined by the Company.

By executing this proxy, the undersigned hereby revokes all proxies heretofore made by the undersigned.  The undersigned acknowledges that this proxy is coupled with an interest in the Shares.

This Irrevocable Proxy shall be irrevocable by the undersigned during its term, which shall expire on May 1, 2004.

Date:
Name of Holder of Shares:

By:

Its: